Exhibit 5.1

Meihua International Medical Technologies Co., Ltd. 美华国际医疗科技有限公司 88 Tongda Road, Touqiao Town Guangling District, Yangzhou, 225000 People’s Republic of China	D +852 3656 6054 / +852 3656 6061
E:nathan.powell@ogier.com / florence.chan@ogier.com

Reference: FYC/AGC/181505.00004

6 February 2024

Dear Sirs

Meihua International Medical Technologies Co., Ltd. 美华国际医疗科技有限公司 (the Company)

We have acted as the Cayman Islands counsel to the Company in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the Registration Statement), as filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Securities Act), on or about the date hereof. The Registration Statement relates to, among other things, the resale by certain shareholders of the Company (the Selling Shareholders) of up to, from time to time, 1,205,255 ordinary shares of par value $0.0005 each of the Company (the Resale Shares) issuable upon exercise of warrants of the Company to purchase ordinary shares (the Warrants), which were issued pursuant to the securities purchase agreement dated 27 December 2023 entered into by and among the Company and the Selling Shareholders (the Securities Purchase Agreement).

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Registration Statement. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents Examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents:

(a)	the certificate of incorporation of the Company dated 10 November 2020 issued by the Registrar of Companies of the Cayman Islands (the Registrar);

(b)	the amended and restated memorandum and articles of association of the Company adopted by special resolutions of the Company dated 21 December 2020 (the Memorandum and Articles);

(c)	a copy of the register of directors and officers of the Company as provided to us on 16 August 2023 (the ROD);

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws

Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Michael Snape Justin Davis	Florence Chan* Lin Han** Cecilia Li** Rachel Huang** Richard Bennett**‡ James Bergstrom‡ Marcus Leese‡	* admitted in New Zealand ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

(d)	a copy of the certified shareholder list of the Company as of 1 February 2024 provided to us by the Company on 2 February 2024 (the ROM, and together with the ROD, the Registers);

(e)	a copy of the written resolutions of all of the directors of the Company dated 27 December 2023 (the Board Resolutions);

(f)	a copy of the certificate from a director of the Company dated 5 February 2024 (the Director’s Certificate);

(g)	a copy of the Securities Purchase Agreement;

(h)	copies of the ordinary share purchase warrants issued by the Company to the Selling Shareholders both dated 2 January 2024; and

(i)	the Registration Statement.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Registers is accurate and complete as at the date of this opinion;

(e)	the Memorandum and Articles provided to you are in full force and effect and have not been amended, varied, supplemented or revoked in any respect;

(f)	the Registration Statement is true and correct copies and the Registration Statement conforms in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(g)	the Board Resolutions remain in full force and effect and have not been, and will not be, rescinded or amended, and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the transactions set out in the Board Resolutions and no director has a financial interest in or other relationship to a party of the transactions contemplated therein which has not been properly disclosed in the Board Resolutions;

(h)	neither the directors and shareholders of the Company have taken any steps to wind up the Company or to appoint a liquidator or restructuring officer of the Company and no receiver has been appointed over any of the Company’s property or assets;

(i)	the issuance of the Resale Shares will not exceed the Company’s authorised share capital to at the time of issuance and upon the issuance of the Resale Shares, the Company will receive consideration for the full consideration thereof which shall be equal to at least the par value thereof;

(j)	the Company will issue the Resale Shares in furtherance of its objects as set out in its Memorandum;

(k)	the Company will have sufficient authorized but unissued share capital to effect the issue of any of the Resale Shares at the time of issuance on the exercise of any Warrants;

(l)	the form and terms of any and all Resale Shares, the issuance and sale thereof by the Company, and the Company’s incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement, indenture or supplement thereto) in accordance with the terms thereof will not violate the Memorandum and Articles nor any applicable law, regulation, order or decree in the Cayman Islands;

(m)	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any Resale Share and none of the Resale Shares have been offered or issued to residents of the Cayman Islands;

(n)	all necessary corporate action will be taken to authorize and approve any issuance of Resale Shares and the terms of the offering of such Resale Shares thereof and any other related matters and that the applicable definitive purchase, underwriting or similar agreement will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto;

(o)	the capacity, power and authority of all parties other than the Company to enter into and perform their obligations under any and all documents entered into by such parties in connection with the issuance of the Resale Shares, and the due execution and delivery thereof by each party thereto;

(p)	the Company is, and after the allotment (where applicable) and issuance of any Resale Share will be, able to pay its liabilities as they fall due; and

(q)	there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate Status

(a)	The Company has been duly incorporated as an exempted company with limited liability. The Company is a separate legal entity and is subject to suit in its own name.

Authorised Share capital

(b)	The authorised share capital of the Company is US$50,000 divided into (i) 80,000,000 ordinary shares with a par value of US$0.0005 each and (ii) 20,000,000 preferred shares with a par value of US$0.0005 each.

Valid Issuance of Resale Shares

(c)	The Resale Shares to be issued pursuant to the Warrants and the Securities Purchase Agreement have been duly authorised for issuance, and when:

(i)	issued by the Company upon due exercise of the Warrants in accordance with the Securities Purchase Agreement, the Registration Statement, the provisions of the memorandum and articles of association of the Company then in effect and the Board Resolutions and once consideration as stated in the [Securities Purchase Agreement], which shall not be less than the par value per Resale Share, is paid; and

(ii)	such issuance of Resale Shares have been duly registered in the Company’s register of members as fully paid shares,

will be validly issued, fully paid and non-assessable.

Taxation

(d)	The statements contained or the opinion incorporated in the section headed “Cayman Islands Taxation” of the Registration Statement, in so far as they purport to summarise the laws or regulations of the Cayman Islands, are accurate in all material respects and that such statements constitute our opinion.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Registration Statement to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Prospectus Supplement, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Registration Statement and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance execution or performance of the Company’s obligations under the Registration Statement or the Securities Purchase Agreement will result in the breach of or infringe any other agreement, deed or document (other than the Memorandum and Articles) entered into by or binding on the Company.

4.2	Under the Companies Act (Revised) (Companies Act) of the Cayman Islands annual returns in respect of the Company must be filed with the Registrar of Companies in the Cayman Islands, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

5	Governing Law of This Opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Consent

6.1	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and also consent to the reference to our firm under the headings “Enforceability of Civil Liabilities” and “Legal Matters” of the Registration Statement.

Yours faithfully

/s/ Ogier
Ogier